Exhibit 99.1

Tel-Instrument Electronics Corp Announces First Quarter Results

East Rutherford, NJ – August 22, 2012 – Tel-Instrument Electronics Corp (“TIC”) (NYSE MKT: TIK) announced results for its first quarter of fiscal year 2013. For the three months ended June 30, 2012, sales decreased $2,812,923 to $1,177,288, as compared to $ 3,990,211 for the same period in the prior year.  The Company recorded a net loss of $668,800 or $0.25 per share for the three months ended June 30, 2012, as compared to a net loss of $80,795 or $0.03 per share for the three months ended June 30, 2011.

As previously reported, the sharp decline in revenues and profitability for the first quarter ended June 30, 2012 was due to a temporary cessation of CRAFT 708 and CRAFT 719 production shipments to correct issues discovered in prior CRAFT 719 deliveries and our acceptance test procedures and to incorporate the final AIMS approved software configuration which includes several product enhancements. The Company and the Navy also conducted a complete review of the CRAFT acceptance test procedures and added numerous tests to validate functionality over the complete range of power and frequency levels. This entailed an extensive upgrade to our automated and manual test procedures and related manufacturing and quality processes which has taken several months to complete. The Company has resumed limited CRAFT production and upgrade of ship-in-place units in the current quarter and expects to receive Navy approval to resume full production in September 2012.

Jeff O’Hara, the Company’s President and CEO indicated that “the CRAFT, 4530A, and ITATS programs are important to the long-term success of the Company. The temporary hold on the CRAFT shipments, while difficult from a financial perspective, has resulted in a substantial upgrade of our manufacturing and quality organizations, including our production test procedures. These efforts have resulted in a more consistent manufacturing process and improved quality levels for both the CRAFT product line as well as our other products. Given these delays and the negative impact on short term cash flow, we recently announced $600,000 in additional financing and a $990,000 progress payment relative to CRAFT inventory. To mitigate the impact of any further unexpected delays on our major programs, the Company continues to explore financing alternatives, including additional Board stock purchases and progress payment submissions. The Company remains optimistic with respect to our near term prospects and still expects to show both revenue and profitability improvements for the 2013 fiscal year.”

CRAFT “Communications/Navigation (COMM/NAV) Radio Frequency (RF) Avionics Flight line Tester”) (AN/USM-708 and AN/USM-719) with the U.S. Navy

In March 2012, the U.S. Navy placed a temporary hold on CRAFT 708 production shipments to correct issues discovered in prior CRAFT 719 deliveries and incorporate the final AIMS approved software configuration which includes several product enhancements. Correcting these issues required an extensive upgrade to our automated and manual test procedures which has taken several months to complete and validate with the Navy. Over the last month, the Company has delivered a number of upgraded CRAFT 719 units to the Navy and CRAFT 708 units to the U.S. Coast Guard and the units are performing to specification. Absent any unexpected issues, the Company expects to secure Navy approval to resume full-rate CRAFT production in September 2012. The Company has approximately $12.4 million in orders for this program. Due to the unique nature of the CRAFT product, the Company expects to generate substantial follow-on business with the Navy and other military customers both domestically and overseas.

TS-4530 IFF test set with the U.S. Army Aviation and Missile Command (continued)

The TS-4530A program is complete from a design standpoint but the Army has withheld a production release pending the completion of several major milestones. In August 2012 the Company successfully completed the U.S. Army production assurance review. In September, this product is scheduled to undergo final regression testing by the Department of Defense (DoD) AIMS Program Office to approve its TS-4530A Flight Line Test Set authorizing its use for Mark XIIA IFF (“Identification Friend and Foe”), Mode S (ELS/EHS/ADS-B) and TCAS systems. Once final AIMS approval is secured, TIC and the U.S. Army will work together to secure timing on a full production release for this program. On August 14, 2012, the U.S. Army released an order for 30 TS-4530A low rate initial production (“LRIP”) Kits. The Company hopes to secure the production release early in the third quarter of the current fiscal year. The TS-4530A program is a critical program with almost $20 million of booked production orders, and up to $20 million of potential additional orders, which will help drive TIC’s revenues growth and profitability.

ITATS (“Intermediate Level TACAN Test Set”) (AN/ARM-206) with the U.S. Navy

The AN/ARM-206 ITATS program is proceeding well with the enhancements funded by the U.S. Navy last year and platform verification both complete. TIC is in the process of performing final bench level verification testing on these units. This process should be completed in September and the Company expects to secure a production release on the 102 unit production order ($5.3 million) in the October timeframe.

At June 30, 2012, the Company’s backlog was approximately $38,900,000.

We encourage everyone to read our full results of operations contained in our Form 10-Q filed on August 20, 2012 at sec.gov.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	March 31, 2012
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$166,674	413,195
Accounts receivable, net	539,446	1,694,636
Unbilled government receivables	1,768,208	1,780,381
Inventories, net	7,101,996	5,023,975
Prepaid expenses and other	134,587	220,255
Deferred debt expense	108,321	108,321
Deferred income tax asset	1,288,631	1,288,631
Total current assets	11,107,863	10,529,394

Equipment and leasehold improvements, net	654,287	706,870
Deferred debt expenses – long-term	237,704	264,784
Deferred income tax asset – non-current	1,112,334	948,489
Other assets	56,872	56,872
Total assets	$13,169,060	$12,506,409

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion long-term debt	605,492	542,382
Capital lease obligations	67,921	64,675
Accounts payable	3,821,297	2,850,432
Deferred revenues – current portion	25,765	34,767
Accrued payroll, vacation pay and payroll taxes	484,585	440,116
Accrued expenses	2,615,472	2,074,911
Total current liabilities	7,620,532	6,007,283

Subordinated notes payable-related parties, net of debt discount	250,000	250,000
Capital Lease Obligations	131,910	149,582
Deferred revenues	3,470	4,637
Warranty Liability	105,896	355,290
Long-term debt, net of debt discount	1,355,525	1,490,302
Total liabilities	9,467,333	8,257,094

Commitments

Stockholders' equity:
Common stock, par value $.10 per share, 2,710,715 and 2,646,215 issued and outstanding as of June 30, 2012 and March 31, 2012, respectively	271,071	268,421
Additional paid-in capital	6,040,003	5,921,441
Accumulated deficit	(2,609,347)	(1,940,547)
Total stockholders' equity	3,701,727	4,249,315
Total liabilities and stockholders' equity	$13,169,060	$12,506,409

TEL-INSTRUMENT ELECTRONICS CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30, 2012	June 30, 2011
		(Restated)
Net sales	$1,177,288	$3,990,211
Cost of sales	893,594	2,128,580

Gross margin	283,694	1,861,631

Operating expenses:
Selling, general and administrative	653,888	798,822
Engineering, research and development	578,604	849,038
Total operating expenses	1,232,492	1,647,860

Income (loss) from operations	(948,798)	213,771

Other income (expense):
Amortization of debt discount	(13,392)	(13,395)
Amortization of debt expense	(27,080)	(27,080)
Change in fair value of common stock warrants	249,394	(168,586)
Proceeds from life insurance policy	-	300,029
Interest income	-	93
Interest expense	(92,468)	(102,694)
Total other income (expense)	116,454	(11,633)

Income (loss) before income taxes	(832,344)	202,138

Income tax provision (benefit)	(163,544)	282,933

Net loss	$(668,800)	$(80,795)

Net loss per share:
Basic loss per common share	$(0.25)	$(0.03)
Diluted loss per common share	$(0.25)	$(0.03)

Weighted average shares outstanding:
Basic	2,698,984	2,647,138
Diluted	2,698,984	2,647,138